Registration No. 333-189501

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-189501

UNDER

THE SECURITIES ACT OF 1933

BURGER KING WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware		45-5011014
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

5505 Blue Lagoon Drive Miami, FL 33126
(Address of Principal Executive Offices)

Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Incentive Plan

(Full Title of Plan)

Jill M. Granat

Senior Vice President, General

Counsel and Secretary

Burger King Worldwide, Inc.

5505 Blue Lagoon Drive

Miami, FL 33126

(305) 378-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Burger King Worldwide, Inc. (the “Registrant”):

•	Registration Statement No. 333-189501 pertaining to the registration of 6,000,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) issuable under the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Incentive Plan

On December 12, 2014, pursuant to the Arrangement Agreement and Plan of Merger (the “Arrangement Agreement”), dated as of August 26, 2014, by and among Tim Hortons Inc., a company organized under the laws of Canada (“Tim Hortons”), the Registrant, Restaurant Brands International Inc., a corporation continued under the laws of Canada (f/k/a 9060669 Canada Inc. and 1011773 B.C. Unlimited Liability Company) (“Holdings”), Restaurant Brands International Limited Partnership, a limited partnership organized under the laws of Ontario and a subsidiary of Holdings (f/k/a New Red Canada Limited Partnership and New Red Canada Partnership) (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned subsidiary of Partnership (“Merger Sub”), and 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly owned subsidiary of Partnership (“Amalgamation Sub”), Amalgamation Sub acquired all of the outstanding shares of Tim Hortons pursuant to a plan of arrangement under Canadian law (the “Plan of Arrangement”), which resulted in Tim Hortons becoming an indirect subsidiary of both Holdings and Partnership (the “Arrangement”) and Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect subsidiary of both Holdings and Partnership (the “Merger” and, together with the Arrangement, the “Transactions”). As a final step in the Plan of Arrangement, Tim Hortons and Amalgamation Sub amalgamated effective as of 11:59 p.m. (Toronto Time) on December 12, 2014, with Tim Hortons surviving the amalgamation.

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Burger King Worldwide, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 22nd day of December, 2014.

BURGER KING WORLDWIDE, INC.

By:	/s/ Jill M. Granat
	Name:	Jill M. Granat
	Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.